EXHIBIT 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2013

Moscow, Russia — August 6, 2013 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the second quarter and six months ended June 30, 2013.

	Three Months
	Ended June 30,		Change
(US$ mln except per share data)	2012	2013	in USD	in RUB

Total operating revenues	$187,584	$206,015	10%	13%
Total operating expenses	(138,462)	(156,620)	13%	16%
OIBDA(1)	54,105	57,753	7%	9%
OIBDA margin(1)	28.8%	28.0%
Net income attributable to CTC Media, Inc. stockholders	34,046	31,593	-7%	-4%
Diluted earnings per share	$0.22	$0.20	-9%

	Six Months
	Ended June 30,		Change
(US$ mln except per share data)	2012	2013	in USD	in RUB

Total operating revenues	$378,704	$401,302	6%	8%
Total operating expenses	(279,611)	(309,723)	11%	13%
OIBDA(1)	109,233	108,402	-1%	—
OIBDA margin(1)	28.8%	27.0%
Net income attributable to CTC Media, Inc. stockholders	66,668	60,181	-10%	-7%
Diluted earnings per share	$0.42	$0.38	-10%

Q2 FINANCIAL HIGHLIGHTS

•                  Total revenues up 13% year-on-year in ruble terms to $206.0 million

•                  OIBDA of $57.8 million, with an OIBDA margin of 28.0%

•                  Fully diluted earnings per share of $0.20 (Q2 2012: $0.22)

•                  Net cash position(2) of $142.4 million at the end of the period

(1) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(2)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities

•                  Payment of cash dividends of $0.16 per share

•                  Board of Directors currently intends to pay aggregate cash dividends of approximately $0.63 per share in 2013 and has declared a cash dividend of $0.16 per share (or approximately $25 million in the aggregate) to be paid on or about September 27, 2013 to shareholders of record as of September 2, 2013, with further dividends anticipated in the fourth quarter of 2013

OPERATING HIGHLIGHTS

•                  Appointment of Yuliana Slashcheva as Chief Executive Officer as of August 1

•                  Combined Russian national inventory was fully sold-out for Q2 and is approximately 95% committed for the full year

•                  CTC Media repurchased 1.98 million shares of common stock as of July 31, 2013 as part of the previously announced 2.5 million share repurchase program for use under the Company’s 2013 Equity Incentive Plan

•                  Launch of an innovative touch-free motion activated cooking app under the Domashny brand

Yuliana Slashcheva, Chief Executive Officer of CTC Media, commented, “I am delighted to be joining CTC Media at this dynamic time for the TV business.  The CTC Media team delivered a strong second quarter, with the Russian channels posting year-on-year audience share growth both in prime time and off prime, maintaining the second place among television holdings in the target demographic of everyone aged between 10 and 45.

“CTC channel target audience share was up year-on-year by 14% to a strong 11.6%. The main drivers of ratings growth included new episodes of the “Kitchen” series, “Traffic Light” sitcom and “Uralskie Pelmeni” comedy show, as well as a premiere comedy series “Think Like A Woman”. CTC was the only one among the TOP-6 leading television channels in Russia that managed to demonstrate audience share growth in the second quarter despite continuing viewership fragmentation. The team is very excited about the soon to be launched Fall schedule, which will feature a number of highly-awaited premieres, such as “Molodezhka” — a dramedy series about a youth hockey team, as well as new seasons of locally produced hit shows, including “Kitchen” and “The 80’s”.

“The Group’s revenue growth dynamics was higher than the estimated growth of the Russian TV advertising market in the quarter (13% vs approximately 11% in ruble terms). Domashny channel’s revenue was up 21% year-on-year in rubles, despite some stagnation in the overall ratings development as the team continues to work to strengthen the channel’s demographic profile and to grow the core audience segment “females 25-35”.  Significant sales growth posted by the channel obviously demonstrates the effective monetization of its commercially attractive audience. This spring, Domashny also launched an innovative touch-free culinary app for mobile devices that provides access to thousands of recipes from all over the world.

“Peretz channel’s revenues were also up year-on-year, although at a more moderate growth level. The channel, which was named “Brand of 2012” by EFFIE Awards and is highly demanded by advertisers, is continuing to refresh its positioning and programming grid. We expect to launch around 10 brand new projects in the fall season.

“Channel 31 in Kazakhstan continued to enhance its inventory monetization efficiency and grew its revenues by 17% year-on-year in US dollar terms in the second quarter.

“On the digital media front, we are pleased that the CTC channel is among the TOP-5 most popular Smart TV widgets in Russia, and the reach of the Company’s new media projects continues to increase. In the second quarter, the number of unique monthly visitors across all digital platforms on which CTC Media is present  averaged 8.7 million, a twofold increase year-on-year.

“In June 2013 the Company paid out a quarterly cash dividend of $0.16 per share and ended the quarter with net cash of $142 million. As previously announced, during 2013, the Company intends to pay out quarterly dividends in an aggregate of $0.63 per share, which is a more than a 20% year-on-year increase compared to 2012.

“Looking ahead, CTC Media Russian channels’ inventory is now approximately 95% committed for 2013 at higher average prices than last year. We continue to expect the Russian television advertising market to grow by up to 10% year-on-year in ruble terms for the full year 2013 and our Russian television advertising revenues to grow in line with the market. We also continue to expect to deliver an OIBDA margin similar to the 2012 level of 32%.”

Operating Review

Share of Viewing

	Average Target Audience Shares (%)
	Q2 2012	H1 2012	Q1 2013	Q2 2013	H1 2013

CTC Channel (all 10-45)	10.2	11.5	11.3	11.6	11.4
Domashny Channel (females 25-59)	3.8	3.8	3.0	3.5	3.3
Peretz Channel (all 25-49)	2.9	2.8	2.5	2.3	2.4
Channel 31 (all 6-54)	15.6	15.0	13.4	12.6	13.0

The CTC channel was the third most-watched broadcaster in Russia in the second quarter of 2013 in its target audience, which was up year-on-year from 10.2% to 11.6%. The channel also increased its target audience share compared with the first quarter of 2013. The year-on-year increase in the target audience share reflected the increased amount of first-run content compared to the second quarter of 2012.

The Domashny channel’s target audience share decreased year-on-year in the second quarter of 2013 from 3.8% to 3.5%, reflecting changes in the programming grid as the channel continued to focus on younger audiences and enhance the commercial attractiveness of its demographic profile, as well as increased competition from other channels and fragmentation. In the first half of 2013 the core age segment “Women 25-35” in Domashny’s audience profile was up 13% compared to 2012 and the share of young females below 24 years old increased as well. The structural qualitative changes in the Domashny audience attracted new advertisers to the channel in 2013, including those that historically did not allocate their ad budgets to television.

The Peretz channel’s target audience share decreased year-on-year in the second quarter of 2013 from 2.9% to 2.3%, primarily due to increased competition from other channels and fragmentation. Peretz is continuing to develop its positioning and programming grid in 2013 to be more focused on edgy and action content.

CTC Media’s Russian channels were affected by continued audience fragmentation in the second quarter and the first half of 2013. National free-to-air TV channels in Russia were negatively impacted by increased competition from smaller non-free-to-air and local TV channels’, whose combined audience share increased from 12.6% in 2010 to 14.5% in 2011, 15.3% in 2012 and 17.0% in the first half of 2013 among viewers above 4 years old.

Channel 31’s average target audience share was down year-on-year in the second quarter to 12.6% from 15.6% due to increased competition from other channels and viewership fragmentation in Kazakhstan.

Revenues

	Three months ended June 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB

Operating revenues:
Advertising revenue	$183,393	$199,554	9%	12%
Sublicensing revenue	3,049	5,107	67%	71%
Other revenue	1,142	1,354	19%	21%
Total operating revenues	$187,584	$206,015	10%	13%

	Six months ended June 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB

Operating revenues:
Advertising revenue	$364,062	$389,586	7%	9%
Sublicensing revenue	12,290	9,010	-27%	-25%
Other revenue	2,352	2,706	15%	16%
Total operating revenues	$378,704	$401,302	6%	8%

Effective January 1, 2013, the Company changed its reportable segments in the way it reorganized reporting financial information to make operating decisions. See “Changes in Reportable Segments”, below.

Total operating revenues were up 10% year-on-year in US dollar terms and up 13% year-on-year in ruble terms in the second quarter of 2013. This primarily reflected the net effect of estimated overall Russian television advertising market growth of approximately 11%, resulting in higher advertiser demand, as well as growth of the CTC channel’s target audience share and higher sublicensing revenues, partially offset by lower year-on-year target audience shares of Domashny and Peretz channels.

Advertising revenues accounted for approximately 97% of total operating revenues during the second quarter of 2013 (Q2 2012: 98%) and were up 9% year-on-year in US dollar terms and up 12% year-on-year in ruble terms.

Sublicensing revenue was up 67% year-on-year in the second quarter in US dollar terms, primarily due to the timing of sublicensing sales to broadcasters in Ukraine and Russia.

Other revenue was up 19% year-on-year in US dollar terms in the second quarter 2013, primarily reflecting revenue growth from CTC-International.

	Three Months Ended June 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB
Operating revenues by segment:
CTC Channel	$134,257	$145,789	9%	12%
Domashny Channel	25,456	30,012	18%	21%
Peretz Channel	20,088	21,356	6%	9%
Channel 31	5,785	6,792	17%	20%
All Other	2,545	2,257	-11%	-11%
Eliminations	(547)	(191)
Total operating revenues	$187,584	$206,015	10%	13%

	Six Months Ended June 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB
Operating revenues by segment:
CTC Channel	$276,430	$285,033	3%	5%
Domashny Channel	51,892	59,592	15%	17%
Peretz Channel	37,090	41,907	13%	15%
Channel 31	9,912	10,946	10%	13%
All Other	4,741	4,689	-1%	-2%
Eliminations	(1,361)	(865)
Total operating revenues	$378,704	$401,302	6%	8%

CTC channel’s total operating revenues increased year-on-year in the second quarter by 9% in US dollar terms and by 12% in ruble terms mainly due to the overall increase in advertiser demand, as well as the year-on-year increase in audience share of 14%, partially offset by a decrease in the overall television viewership among 10-45 year-olds.

Domashny channel’s revenues increased year-on-year in the second quarter by 18% in US dollar terms and by 21% in ruble terms, principally due to the overall increase in advertiser demand, increased sellout of the channel’s inventory and increased sponsorship revenues, partially offset by decreased audience share due to increased competition from other channels and fragmentation.

Peretz channel’s revenues increased year-on-year in the second quarter by 6% in US dollar terms and by 9% in ruble terms, principally due to the overall increase in advertiser demand, increased sellout of the channel’s inventory and increased sponsorship revenues, partially offset by decreased audience share.

Channel 31 in Kazakhstan reported 17% year-on-year increase in revenues in US dollar terms, primarily reflecting growth in the Kazakh advertising market, partially offset by lower audience share due to increased competition from other channels and viewership fragmentation.

All other revenues in the second quarter of 2013 primarily represent revenues of $1.0 million from CTC-International (Q2 2012: $0.9 million) and revenues of $0.9 million from our digital media projects (Q2 2012: $0.7 million).

Expenses

Total operating expenses were up 13% year-on-year in US dollar terms and up 16% in ruble terms in the second quarter of 2013, mainly as a result of increases in programming expenses.

	Three Months Ended June 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB

Operating expenses:
Direct operating expenses	$11,332	$11,457	1%	2%
Selling, general & administrative expenses	41,543	43,967	6%	8%
Programming expenses	79,894	91,538	15%	18%
Stock-based compensation expense	710	1,300	83%	85%
Depreciation & amortization	4,983	8,358	68%	71%
Total operating expenses	$138,462	$156,620	13%	16%

	Six Months Ended June 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB

Operating expenses:
Direct operating expenses	$23,191	$22,900	-1%	0%
Selling, general & administrative expenses	84,271	84,732	1%	2%
Programming expenses	158,388	182,630	15%	17%
Stock-based compensation expense	3,621	2,638	-27%	-24%
Depreciation & amortization	10,140	16,823	66%	68%
Total operating expenses	$279,611	$309,723	11%	13%

Direct operating expenses were up 1% year-on-year in US dollar terms and up 2% in ruble terms in the second quarter of 2013, largely reflecting increased transmission costs relating to the digital broadcasting infrastructure and increased technical penetration of Domashny and Peretz.

In connection with the planned digitalization of broadcasting in Russia, CTC Media entered into 10-year transmission agreements with the Russian Television and Radio Network (RTRS), a transmission provider, for digital transmission for the CTC and Domashny channels. In 2013, CTC Media group is required to pay approximately $3 million in digital transmission fees for each channel. In the second quarter of 2013 such digital transmission fees amounted to $0.3 million for both channels combined.

Selling, general and administrative expenses were up 6% year-on-year in US dollar terms and up 8% year-on-year in ruble terms in the second quarter, primarily reflecting increased advertising and promotion expenses as the result of the timing of the advertising campaigns at CTC Media’s Russian channels.

Stock-based compensation expense of $1.3 million in the second quarter of 2013 represented expense recognized for the new 2013 Equity Incentive Plan approved by the Company’s stockholders at the 2013 Annual Meeting. As a condition to the receipt of an award under the new 2013 Equity Incentive Plan, any employee that held an outstanding option award under our 2009 Equity Incentive Plan was required to forfeit the unvested portion of such award; the vested portion of outstanding option awards remained unaffected by the new program. See also “2013 Equity Incentive Plan; Options Exchange; Stock Repurchase Program” below.

Programming expenses were up 15% year-on-year in US dollar terms and up 18% in ruble terms in the second quarter, primarily reflecting a more expensive programming mix at CTC channel due to foreign content and airing higher volume of first-run Russian content. In addition, programming costs growth reflected investments in the Domashny and Peretz programming grids to support the target audience share for Domashny in response to increased competition from other channels and to focus on the first-run programming for Peretz.

CTC Media’s consolidated OIBDA was therefore up 7% year-on-year in US dollar terms to $57.8 million in the second quarter (Q2 2012: $54.1 million). OIBDA margin was slightly down year-on-year to 28.0% in the second quarter of 2013 from 28.8% in the second quarter of 2012.

Depreciation and amortization expenses were up 68% year-on-year in US dollar terms and up 71% year-on-year in ruble terms in the quarter. Starting from October 1, 2012, CTC Media’s depreciation and amortization expense includes the amortization of its analog licenses due to the reassessment of their useful lives from indefinite to finite as a result of the planned transition from analog to digital broadcasting.

Net interest income was $2.5 million in the second quarter of 2013 (Q2 2012: $1.7 million). Foreign currency gain was $0.7 million in the second quarter of 2013 (Q2 2012: $1.9 million).

Pre-tax income therefore decreased by 1% year-on-year in US dollar terms and increased 2% year-on-year in ruble terms to $53.0 million in the second quarter (Q2 2012: $53.7 million).

CTC Media’s effective tax rate was 36% in the second quarter (Q2 2012: 34%). The year-on-year increase in the effective tax rate was primarily due to the recognition of certain foreign tax credits that were deducted from the US income tax in 2012.

Net income attributable to CTC Media, Inc. stockholders therefore was down 7% in US dollar terms to $31.6 million in the second quarter (Q2 2012: $34.0 million), and fully diluted earnings per share decreased to $0.20 (Q2 2012: $0.22).

Cash Flows

The Company’s net cash provided by operating activities totaled $48.9 million in the first six months of 2013 (net cash provided by operating activities in H1 2012: $61.9 million) and reflected the net effect of increased advertising sales and higher cash spend on acquisition of programming.

Net cash used in investing activities totaled $17.4 million in the first six months of 2013 (net cash provided by investing activities in H1 2012: $9.1 million) and represented net investments in cash deposits of $15.4 million and cash paid for capital expenditures of $1.9 million.

Net cash used in financing activities amounted to $59.7 million in the first half of 2013 (H1 2012: $57.1 million) and primarily reflected the payment of $48.9 million in cash dividends to the Company’s stockholders, $3.2 million in dividends paid to minority shareholders of the Group’s subsidiaries, and $16.0 million for repurchase of the Company’s common stock, partially offset by net proceeds from bank overdrafts of $8.0 million.

The Company’s cash and cash equivalents and short-term investments less overdraft and loan balance amounted to $142.4 million as of June 30, 2013, compared to $137.9 million at the end of the first quarter of 2013 and $111.0 million at the end of the second quarter of 2012.

Dividends

The CTC Media Board of Directors has declared a dividend of $0.16 per outstanding share of common stock, or approximately $25 million in total, to be paid on or about September 27, 2013 to stockholders of record as of September 2, 2013.

The Board currently intends to pay total cash dividends of $0.63 per share (or up to $100 million in the aggregate) in 2013, a year-on-year increase of 21% compared to cash dividends of $0.52 per share (or $82.2 million in the aggregate) paid in 2012. Although it is the Board’s current intention to declare and pay dividends in the fourth quarter of 2013, there can be no assurance that such additional dividends will in fact be declared and paid. Any such declaration is at the discretion of the Board and will depend upon factors such as CTC Media’s earnings, financial position and cash requirements.

Full Year 2013 Outlook

Approximately 95% of CTC Media’s forecast full-year 2013 Russian national inventory is currently committed, at average prices higher than in 2012. The Russian TV advertising market is currently expected to grow by up to 10% year-on-year in 2013 in ruble terms. CTC Media expects its Russian television advertising revenues to grow in line with the market in ruble terms and to report an OIBDA margin similar to the 2012 level of approximately 32%. The Company will continue to invest in content but anticipates that it will maintain its programming expenses stable as a percentage of advertising revenues year-on-year for the full year.

Transition to Digital Broadcasting

On March 14, 2013, CTC and Domashny channels entered into agreements on identical terms with the Russian Television and Radio Network (“RTRS”). Under the terms of these agreements, RTRS will provide to CTC and Domashny all services required for the channels to broadcast their signals in digital format throughout Russia to approximately 141.6 million viewers. The specific services, coverage and equipment to be provided by RTRS will be agreed by the parties on an annual basis pursuant to a roll-out plan forming a part of the principal agreement between the parties. The agreements terminate on March 31, 2023. In 2013, the amount payable to RTRS under the agreements by each of the CTC and Domashny channels is approximately $3 million. Fees payable to RTRS for 2014 and beyond will be calculated on an annual basis according to rates that RTRS will set by October 1st and will be impacted by the multiplex infrastructure roll-out. These rates will not change more than once yearly and any annual increases in such rates will be in line with the increases in rates set by the Russian Federal Tariff Service for similar types of services. Governmental authorities have indicated that each channel participating in the second multiplex will be expected to pay up to $26 million annually for each channel based on planned rollout deadlines, but in the transition period, these annual transmission fees are expected to be lower and are to be paid by way of installment payments as the digital multiplex rollout progresses. The Company expects to continue incurring analog transmission costs during the analog-to-digital transition period. In 2012, CTC Media incurred approximately $26 million of such expenses for all its television channels.

2013 Equity Incentive Plan; Options Exchange; Stock Repurchase Program

On March 4, 2013, the Company’s Board of Directors adopted the 2013 Equity Incentive Plan (the “Plan”), which was approved by the stockholders on April 30, 2013 at the 2013 Annual Meeting. The Plan provides for the grant of awards to acquire up to an aggregate of 2.5 million shares of common stock. The Board has approved an initial round of awards to the Company’s employees in the form of restricted share units to acquire up to approximately 2.0 million shares of common stock. Such awards will entitle the grantees to receive shares of common stock, at no cost, upon the satisfaction of performance-based vesting conditions over a period of three years from grant, and will become exercisable on a staggered basis over a period of four years from grant. Exercise is subject to the condition that the closing price of the Company’s common stock has exceeded $12.00 per share on at least ten trading days prior to exercise; as of June 30, 2013, this condition has been satisfied.

In addition, on March 4, 2013 the Board of Directors approved an open market stock repurchase program, pursuant to which the Company will repurchase up to 2.5 million shares of common stock in the market for use under the Plan. As of July 31, 2013, the Company repurchased in the market 1.98 million shares of common stock for use under the Plan at the average price of $12.10.

Changes in Reportable Segments

Historically, CTC Media had eight reportable segments: CTC Network, Domashny Network, Peretz Network, CTC Television Station Group, Domashny Television Station Group, Peretz Television Station Group, CIS Group and Production Group. Effective January 1, 2013, the Company changed its reportable segments in the way it reorganized reporting financial information to make operating decisions. CTC Media’s management and Board of Directors currently evaluate and manage the performance of the Group and make operational decisions based primarily on its three Russian television channels (CTC, Domashny and Peretz) and Channel 31 in Kazakhstan. Each channel includes the operating results of its network, which is responsible for broadcasting operations, sales of the networks’ advertising, licensing and commissioning of programming, producing its programming schedule, managing its relationships with its independent affiliates; as well as managing the respective owned-and-operated stations that distribute the network’s signal. Each channel is also allocated the internal margin on programming acquired from the Company’s in-house production company. The Company’s other less significant operating segments are included along with headquarters’ operations in the “All Other” category for financial reporting purposes.

Please refer to CTC Media’s website for historical (2010-2012) comparable-basis segment financial information: http://www.ctcmedia.ru/investors/financial_results/.

Conference Call

The Company will host a conference call to discuss its second quarter 2013 financial results today, Tuesday, August 6, 2013, at 9:00 a.m. ET (5:00 p.m. Moscow time, 2:00 p.m. London time). To access the conference call, please dial:

+1 631 621 5256 (US/International)

+44 (0) 1452 560304 (UK/International)

Pass code: 20229233

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and “Peretz” — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. CTC Media also has its own TV content production facilities through its subsidiary Story First Production and a number of digital entertainment media assets: videomore.ru, domashiniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova

Tel: +7 495 783 3650

or Irina Klimova
Tel: +7 495 981 0740
ir@ctcmedia.ru

Media Relations

Maria Starovoyt
Tel: +7 495 785 6347, ext 1223

or Anna Zvereva

Tel: +7 495 785 6347, ext 1212

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2013; the further development of the Peretz and Domashny channels; the anticipated expenses associated with the roll-out of digital broadcasting in Russia; the Company’s anticipated capital expenditures and operating expenses, including programming expenses, in 2013; the Company’s expected rate of its full year 2013 OIBDA margin; and the Company’s expected increase of its total operating revenues in ruble terms in 2013. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, changes in the size of the Russian television advertising market compared with current estimates of anticipated market growth; the continued successful operation of the Company’s own internal sales house structure; competitive pressures; depreciation of the value of the Russian ruble compared to the US dollar; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 6, 2013, and its quarterly report on Form 10-Q to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2013	2012	2013
REVENUES:
Advertising	$183,393	$199,554	$364,062	$389,586
Sublicensing and own production revenue	3,049	5,107	12,290	9,010
Other revenue	1,142	1,354	2,352	2,706
Total operating revenues	187,584	206,015	378,704	401,302
EXPENSES:
Direct operating expenses (exclusive of programming expenses, shown below; exclusive of depreciation and amortization of $4,098 and $7,334 for the three months and $8,209 and $14,794 for the six months ended June 30, 2012 and 2013, respectively; and exclusive of stock-based compensation of $(121) and $761 for the three months and $812 and $1,443 for the six months ended June 30, 2012 and 2013, respectively)	(11,332)	(11,457)	(23,191)	(22,900)
Selling, general and administrative (exclusive of depreciation and amortization of $885 and $1,024 for the three months and $1,931 and $ 2,029 for the six months ended June 30, 2012 and 2013, respectively; and exclusive of stock-based compensation of $831and $539 for the three months and $2,809 and $1,195 for the six months ended June 30, 2012 and 2013, respectively)	(41,543)	(43,967)	(84,271)	(84,732)
Stock-based compensation expense	(710)	(1,300)	(3,621)	(2,638)
Programming expenses	(79,894)	(91,538)	(158,388)	(182,630)
Depreciation and amortization	(4,983)	(8,358)	(10,140)	(16,823)
Total operating expenses	(138,462)	(156,620)	(279,611)	(309,723)
OPERATING INCOME	49,122	49,395	99,093	91,579
FOREIGN CURRENCY GAINS	1,955	690	551	1,236
INTEREST INCOME	1,859	2,654	3,988	5,970
INTEREST EXPENSE	(164)	(192)	(365)	(399)
OTHER NON-OPERATING INCOME, net	617	246	846	(103)
EQUITY IN INCOME OF INVESTEE COMPANIES	275	252	434	455
Income before income tax	53,664	53,045	104,547	98,738
INCOME TAX EXPENSE	(18,225)	(19,222)	(35,496)	(35,481)
CONSOLIDATED NET INCOME	$35,439	$33,823	$69,051	$63,257
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(1,393)	$(2,230)	$(2,383)	$(3,076)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$34,046	$31,593	$66,668	$60,181
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.22	$0.20	$0.42	$0.38
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.22	$0.20	$0.42	$0.38
Weighted average common shares outstanding—basic	158,160,719	157,763,709	157,648,016	157,957,669
Weighted average common shares outstanding—diluted	158,160,719	157,849,341	157,880,218	157,989,322
Dividends declared per share	$0.13	$0.16	$0.26	$0.31

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2012	June 30, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,181	$24,573
Short-term investments	131,449	138,961
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2012—$1,136; June 30, 2013—$1,394)	30,549	37,387
Taxes reclaimable	29,855	20,811
Prepayments	68,078	66,959
Programming rights, net	153,076	137,440
Deferred tax assets	31,355	31,399
Other current assets	1,860	4,218
TOTAL CURRENT ASSETS	501,403	461,748
PROPERTY AND EQUIPMENT, net	47,201	39,924
INTANGIBLE ASSETS, net:
Broadcasting licenses	82,276	69,442
Cable network connections	25,616	22,323
Trade names	5,708	5,328
Other intangible assets	5,739	4,173
Net intangible assets	119,339	101,266
GOODWILL	177,950	165,247
PROGRAMMING RIGHTS, net	102,216	106,825
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,743	5,467
PREPAYMENTS	11,522	11,988
DEFERRED TAX ASSETS	20,200	20,099
TOTAL ASSETS	$985,574	$912,564
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft and loans	13,181	21,088
Accounts payable	80,871	77,214
Accrued liabilities	23,445	25,022
Taxes payable	37,524	22,361
Deferred revenue	9,048	9,174
Deferred tax liabilities	39,021	38,327
TOTAL CURRENT LIABILITIES	203,090	193,186
DEFERRED TAX LIABILITIES	19,558	15,651
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued December 31, 2012—158,160,719; June 30, 2013— 158,210,719)	1,582	1,582
Additional paid-in capital	491,925	494,216
Retained earnings	333,003	344,254
Accumulated other comprehensive loss	(68,187)	(124,544)
Less: Common stock held in treasury, at cost (June 30, 2013—1,327,093 shares)	—	(16,027)
Non-controlling interest	4,603	4,246
TOTAL STOCKHOLDERS’ EQUITY	762,926	703,727
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$985,574	$912,564

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Six months ended June 30,
	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$69,051	$63,257
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	2,750	(6,826)
Depreciation and amortization	10,140	16,823
Programming expenses	158,388	182,630
Stock based compensation expense	3,621	2,638
Equity in income of unconsolidated investees	(434)	(455)
Foreign currency gains	(551)	(1,236)
Changes in operating assets and liabilities:
Trade accounts receivable	(4,696)	(4,666)
Prepayments	(1,425)	(140)
Other assets	(4,166)	8,218
Accounts payable and accrued liabilities	4,064	(2,228)
Deferred revenue	2,313	1,073
Other liabilities	(4,161)	(14,544)
Dividends received from equity investees	485	523
Acquisition of programming and sublicensing rights	(173,450)	(196,180)
Net cash provided by operating activities	61,929	48,887
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(5,782)	(1,926)
Acquisitions of businesses, net of cash acquired	(2,683)	—
Receipts from/(investments in) deposits, net	17,560	(15,436)
Net cash provided by/(used in) investing activities	9,095	(17,362)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	—	(16,027)
Proceeds from exercise of stock options	4,615	454
Proceeds from/(settlement of) overdraft and loans, net	(17,530)	8,046
Dividends paid to stockholders	(41,122)	(48,930)
Dividends paid to noncontrolling interest	(3,064)	(3,238)
Net cash used in financing activities	(57,101)	(59,695)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(446)	(2,438)
Net increase/(decrease) in cash and cash equivalents	13,477	(30,608)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,331	55,181
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$25,808	$24,573

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended June 30, 2012
	Operating		Advertising
	Revenue from		revenue from	Operating
	external	Intersegment	external	income/	Depreciation and	Programming
	customers	revenues	customers	(loss)	amortization	expenses	OIBDA
CTC Channel	134,231	26	131,564	43,651	(1,824)	(58,526)	45,475
Domashny Channel	25,365	91	25,221	3,905	(721)	(12,338)	4,626
Peretz Channel	20,088	—	20,028	4,791	(1,919)	(6,231)	6,710
31 Channel	5,785	—	5,696	2,011	(87)	(2,416)	2,098
All other	2,115	430	884	(5,236)	(432)	(383)	(4,804)
Business segment results	187,584	547	183,393	49,122	(4,983)	(79,894)	54,105
Eliminations	—	(547)	—	—	—	—	—
Consolidated results	187,584	—	183,393	49,122	(4,983)	(79,894)	54,105

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Three months ended June 30, 2013
	Operating		Advertising
	Revenue from		revenue from	Operating
	external	Intersegment	external	income/	Depreciation and	Programming
	customers	revenues	customers	(loss)	amortization	expenses	OIBDA
CTC Channel	145,633	156	141,042	46,000	(2,287)	(67,219)	48,287
Domashny Channel	29,981	31	29,837	5,632	(1,933)	(13,187)	7,565
Peretz Channel	21,352	4	20,781	621	(2,962)	(8,215)	3,583
31 Channel	6,792	—	6,743	2,049	(740)	(2,662)	2,789
All other	2,257	—	1,151	(4,907)	(436)	(255)	(4,471)
Business segment results	206,015	191	199,554	49,395	(8,358)	(91,538)	57,753
Eliminations	—	(191)	—	—	—	—	—
Consolidated results	206,015	—	199,554	49,395	(8,358)	(91,538)	57,753

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

 (in thousands of US dollars)

	Six months ended June 30, 2012
	Operating		Advertising
	Revenue from		revenue from	Operating	Depreciation
	external	Intersegment	external	income/	and	Programming
	customers	revenues	customers	(loss)	amortization	expenses	OIBDA
CTC Channel	276,186	244	264,862	96,712	(3,732)	(113,991)	100,444
Domashny Channel	51,694	198	51,040	7,760	(1,468)	(25,091)	9,228
Peretz Channel	37,063	27	36,890	5,552	(3,901)	(13,561)	9,453
31 Channel	9,912	—	9,635	2,250	(180)	(5,215)	2,430
All other	3,849	892	1,635	(13,181)	(859)	(530)	(12,322)
Business segment results	378,704	1,361	364,062	99,093	(10,140)	(158,388)	109,233
Eliminations	—	(1,361)	—	—	—	—	—
Consolidated results	378,704	—	364,062	99,093	(10,140)	(158,388)	109,233

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Six months ended June 30, 2013
	Operating		Advertising
	Revenue from		revenue from	Operating	Depreciation
	external	Intersegment	external	income/	and	Programming
	customers	revenues	customers	(loss)	amortization	expenses	OIBDA
CTC Channel	284,465	568	276,652	87,950	(4,621)	(131,381)	92,571
Domashny Channel	59,460	132	58,571	9,737	(3,914)	(28,147)	13,651
Peretz Channel	41,903	4	41,232	1,690	(6,035)	(17,193)	7,725
31 Channel	10,946	—	10,883	1,595	(1,477)	(5,425)	3,072
All other	4,528	161	2,248	(9,393)	(776)	(484)	(8,617)
Business segment results	401,302	865	389,586	91,579	(16,823)	(182,630)	108,402
Eliminations	—	(865)	—	—	—	—	—
Consolidated results	401,302	—	389,586	91,579	(16,823)	(182,630)	108,402

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended
	June 30,
(US$ 000’s)	2012	2013

OIBDA	$54,105	$57,753
Depreciation and amortization	(4,983)	(8,358)
Operating income	$49,122	$49,395

	Six months ended
	June 30,
(US$ 000’s)	2012	2013

OIBDA	$109,233	$108,402
Depreciation and amortization	(10,140)	(16,823)
Operating income	$99,093	$91,579

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended
	June 30,
	2012	2013

OIBDA margin	28.8%	28.0%
Depreciation and amortization as a % of total operating revenues	-2.7%	-4.1%
Operating income margin	26.1%	23.9%

	Six months ended
	June 30,
	2012	2013

OIBDA margin	28.8%	27.0%
Depreciation and amortization as a % of total operating revenues	-2.6%	-4.2%
Operating income margin	26.2%	22.8%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended June 30, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	45,475	(1,824)	43,651
Domashny Channel	4,626	(721)	3,905
Peretz Channel	6,710	(1,919)	4,791
31 Channel	2,098	(87)	2,011
All other	(4,804)	(432)	(5,236)
Consolidated results	54,105	(4,983)	49,122

Three Months Ended June 30, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	48,287	(2,287)	46,000
Domashny Channel	7,565	(1,933)	5,632
Peretz Channel	3,583	(2,962)	621
31 Channel	2,789	(740)	2,049
All other	(4,471)	(436)	(4,907)
Consolidated results	57,753	(8,358)	49,395

Six Months Ended June 30, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	100,444	(3,732)	96,712
Domashny Channel	9,228	(1,468)	7,760
Peretz Channel	9,453	(3,901)	5,552
31 Channel	2,430	(180)	2,250
All other	(12,322)	(859)	(13,181)
Consolidated results	109,233	(10,140)	99,093

Six Months Ended June 30, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	92,571	(4,621)	87,950
Domashny Channel	13,651	(3,914)	9,737
Peretz Channel	7,725	(6,035)	1,690
31 Channel	3,072	(1,477)	1,595
All other	(8,617)	(776)	(9,393)
Consolidated results	108,402	(16,823)	91,579